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SCHEDULE “G”

SHAREHOLDER’S RIGHTS OF DISSENT UNDER THE BCBCA

RELEVANT PROVISIONS OF THE BUSINESS CORPORATIONS ACT OF BRITISH COLUMBIA (“BCBCA”) FOR THE AMALGAMATION AND RIGHTS OF DISSENTING SHAREHOLDERS

SUMMARY

Under the BCBCA, companies desiring to amalgamate must first, with the approval of their respective boards of directors, enter into an amalgamation agreement. Such agreement must then be submitted for approval by way of a special resolution duly adopted by the shareholders of each of the companies proposing to amalgamate. If the shareholders of the amalgamating companies approve the amalgamation agreement, the amalgamating companies must then apply, within not less than six days nor more than two months from the date on which the last shareholder approval of the amalgamating companies is obtained, for an order of the Supreme Court of British Columbia (the “Court”) approving the amalgamation agreement. On receiving such application, the Court determines what notice, if any, of the time and place of the hearing is required to be given and to whom.  In certain circumstances, an amalgamating company must under the BCBCA give to a creditor or shareholder of the amalgamating company at least 14 days’ notice of the date, time and place of the hearing.  The form of Notice of Hearing of Petition with respect to the application to the Court for the order approving the amalgamation agreement (the “Amalgamation Agreement”) relating to the proposed amalgamation (the “Amalgamation”) between Radius Explorations Ltd. (“Radius”) and PilaGold Inc. (“PilaGold”) (Radius and PilaGold collectively, the “Amalgamating Companies”) including fairness, showing the time and place for the hearing is attached to this Joint Information Circular as Schedule “H”. The Court will be asked to consider such notice as sufficient. On the application being heard, the Court may, having regard to the rights and interests of every person affected by the Amalgamation, including both creditors and shareholders, approve the Amalgamation Agreement either as presented or substantially on those terms, or may dismiss the application.

When the Registrar of Companies receives satisfactory proof that the terms of the approving order have been complied with, the Registrar of Companies must then effect registration of the approving order and the Amalgamation Agreement and issue a Certificate as to the Amalgamation and as to the effective date thereof. On the Amalgamation becoming effective, the Amalgamating Companies continue thenceforth as one company under the name and with the authorized capital and articles provided in the Amalgamation Agreement, and holding all the properties, rights and interests and being subject to all debts, liabilities and obligations of each of the Amalgamating Companies. Further references to certain of the provisions summarized in this paragraph are to be found under subsequent subheadings.

COURT APPROVAL

The general provisions with respect to the approval by order of the Court which would be fully applicable in the case of the Amalgamation Agreement if approved at the meetings of each of Radius and PilaGold with respect to the proposed Amalgamation between the two companies are as set out above under the subheading “Summary”.

It should be noted in this respect that the Court has the power to approve the Amalgamation Agreement either as presented or substantially on those terms, or to dismiss the application, but does not have the power to compel the Amalgamating Companies to accept a modification in the terms of the Amalgamation Agreement if they do not then elect to proceed further with the Amalgamation Agreement as it would be so modified.

DISSENT RIGHTS

Under the provisions of the BCBCA, a shareholder opposed to the Amalgamation can elect to dissent in respect of a resolution to adopt the Amalgamation Agreement.

Dissent Proceedings

A shareholder of any of the Amalgamating Companies may, subject to compliance with certain specific statutory requirements, elect to be treated as a dissenting shareholder (a “Dissenting Shareholder”). The shareholder cannot make that election, however, if the shareholder has voted in favour of the special resolution to approve the Amalgamation. Furthermore, the act of voting against the special resolution does not, in itself, give rise to the right of dissent without further action on the part of the Dissenting Shareholder. On the other hand, failure to vote will not constitute a waiver on the part of the shareholder of his or her right of dissent.

Notice of Dissent

A shareholder intending to dissent in respect of an amalgamation resolution must send the written notice of dissent (a “Notice of Dissent”) to the Amalgamating Company of which he or she is a shareholder at least 2 days before the date on which the resolution is to be passed or can be passed, as the case may be.

A Notice of Dissent must set out the number, and the class and series, if applicable, of the shares in respect of which dissent is being exercised under the Notice of Dissent (the “Notice Shares”), and must set out which ever of the following is applicable:

(a)

if the Notice Shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner and the shareholder owns no other shares of the Amalgamating Company as beneficial owner, a statement to that effect;

(b)

if the Notice Shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner but the shareholder owns other shares of the Amalgamating Company as beneficial owner, a statement to that effect and

(i)

the names of the registered owners of those other shares,

(ii)

the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii)

a statement that Notices of Dissent are being, or have been, sent in respect of all of those other shares;

(c)

if dissent is being exercised by the shareholder on behalf of a beneficial owner who is not the Dissenting Shareholder, a statement to that effect and

(i)

the name and address of the beneficial owner, and

(ii)

a statement that the shareholder is dissenting in relation to all of the shares beneficially owned by the beneficial owner that are registered in the shareholder's name.

In order to retain the right of dissent, a shareholder must fully comply with the requirements of Section 242 of the BCBCA relating to the content and delivery of a Notice of Dissent.  The right of a shareholder to dissent on behalf of a beneficial owner of shares, including the shareholder himself or herself, terminates and Division 2 of Part 8 of the BCBCA (the “Dissent Division of the BCBCA”) ceases to apply to the shareholder in respect of that beneficial owner if subsections (1) to (4) of the section 242 of the BCBCA, as those subsections pertain to that beneficial owner, are not complied with.

Notice of Intention to Proceed

If an Amalgamating Company receives Notice of Dissent from a Dissenting Shareholder, then section 243(1) of the BCBCA provides that the Amalgamating Company must:

(a)

if the Amalgamating Company intends to proceed with the Amalgamation on the authority of a shareholder resolution or court order, send a notice to each shareholder who submitted a Notice of Dissent with respect to the Amalgamation promptly after the later of the following two dates:

(i)

the date on which the Amalgamating Company forms the intention to proceed, and

(ii)

the date on which the Notice of Dissent was received, or

(b)

if the Amalgamating Company has already acted on the authority of a resolution or court order relating to the Amalgamation, promptly send a notice informing each shareholder who submitted a Notice of Dissent.

A notice sent by the Amalgamating Company to each shareholder who submitted a Notice of Dissent must:

(a)

be dated not earlier than the date on which the notice is sent,

(b)

state that the Amalgamating Company intends to act, or has acted, as the case may be, on the authority of the resolution or court order, and

(c)

advise the Dissenting Shareholder of the manner in which dissent is to be completed under section 244 of the BCBCA (described below).

Completion of Dissent

Section 244(1) of the BCBCA provides that a Dissenting Shareholder who receives a notice from the Amalgamating Company under section 243 (as described above) must, if the Dissenting Shareholder wishes to proceed with the dissent, send to the Amalgamating Company or its transfer agent for the Notice Shares, within one month after the date of the notice,

(a)

a written statement that the Dissenting Shareholder requires the Amalgamating Company to purchase all of the Notice Shares,

(b)

the certificates, if any, representing the Notice Shares, and

(c)

if section 242(4)(c) applies (that is, if the dissent is being exercised by the shareholder on behalf of a beneficial owner who is not a Dissenting Shareholder), a written statement that complies with the requirements found in subsection (2) of section 244.

In accordance with subsection 244(2), such written statement referred to in subsection 244(1)(c) must:

(a)

be signed by the beneficial owner on whose behalf dissent is being exercised, and

(b)

set out whether or not the beneficial owner is the beneficial owner of other shares of the Amalgamating Company and, if so, set out

(i)

the names of the registered owners of those other shares,

(ii)

the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii)

that dissent is being exercised in respect of all of those other shares.

After the Dissenting Shareholder has complied with these requirements of subsection 244(1) outlined above,

(a)

the Dissenting Shareholder is deemed to have sold to the Amalgamating Company the Notice Shares, and

(b)

the Amalgamating Company is deemed to have purchased those Notice Shares, and must pay the Dissenting Shareholder for those Notice Shares, whether or not it is authorized to do so by, and despite any restriction in, its memorandum or articles.

Unless the Court orders otherwise, if the Dissenting Shareholder fails to comply with the requirements of subsection 244(1) of the BCBCA in relation to the Notice Shares, the right of the Dissenting Shareholder to dissent with respect to those Notice Shares terminates and the Dissent Division of the BCBCA (other than certain provisions relating to the return of the Notice Shares to the Dissenting Shareholder) ceases to apply to the Dissenting Shareholder with respect to those Notice Shares.

Unless the Court orders otherwise, a beneficial owner of shares who wishes to dissent to the Amalgamation must ensure that every shareholder who is a registered owner of any of the shares beneficially owned by that beneficial owner complies with the requirements to submit the Notice Shares to the Amalgamating Company found in subsection 244(1) of the BCBCA (outlined above).  If a registered owner of shares beneficially owned by a beneficial owner fails to submit the Notice Shares on behalf of that beneficial owner in accordance with subsection 244(1), the registered owner loses its right to dissent on behalf of the beneficial owner.

A Dissenting Shareholder who has complied with the requirements of subsection 244(1) of the BCBCA outlined above may not vote, or exercise or assert any rights of a shareholder, in respect of the Notice Shares, other than to dissent under the Dissent Division of the BCBCA.

Payment for Notice Shares

A Dissenting Shareholder who has complied with the requirements of subsection 244(1) of the BCBCA outlined above is entitled to be paid a fair value, or a payout value, for the Notice Shares.  With respect to the Amalgamation, under Section 237 of the BCBCA, “payout value” is defined as the fair value that the Notice Shares had immediately before the passing of the shareholder resolution approving the Amalgamation, excluding any appreciation or depreciation in anticipation of the Amalgamation (unless such exclusion would be inequitable).

An Amalgamating Company and a Dissenting Shareholder who has complied with the requirements of section 244 (1) of the BCBCA outlined above may agree on the amount of the payout value of the Notice Shares and, in that event, the Amalgamating Company must (a) promptly pay that amount to the Dissenting Shareholder, or (b) if the Amalgamating Company is insolvent or the payment of the payout value to the Dissenting Shareholder would cause the Amalgamating Company to become insolvent, promptly send a notice pursuant to subsection 245(5) of the BCBCA to the Dissenting Shareholder that the Amalgamating Company is lawfully unable to pay the Dissenting Shareholders for their shares.  If a Dissenting Shareholder does not enter into such an agreement with the Amalgamating Company, the Amalgamating Company may apply to the Court, and the Court may determine the payout value of the Notice Shares for each of those Dissenting Shareholders who have not entered into an agreement with the Amalgamating Company, or order that the payout value of those Notice Shares be established by arbitration or by reference to the registrar, or a referee, of the Court.  The Court may also make other consequential orders and give directions it considers appropriate.

Promptly after a determination by the Court of the payout value for Notice Shares has been made, the Amalgamating Company must (a) pay to each Dissenting Shareholder who has complied with section 244 (1) of the BCBCA in relation to those Notice Shares (other than a Dissenting Shareholder who has entered into an agreement with the Amalgamating Company), the payout value applicable to that Dissenting Shareholder’s Notice Shares, or (b) if the Amalgamating Company is insolvent or the payment of the payout value to the Dissenting Shareholder would cause the Amalgamating Company to become insolvent, promptly send a notice pursuant to subsection 245(5) of the BCBCA to the Dissenting Shareholder that the Amalgamating Company is lawfully unable to pay the Dissenting Shareholders for their shares.

If a Dissenting Shareholder receives a notice that the Amalgamating Company is unable to pay on account of the grounds set in subsection 245(5):

(a)

the Dissenting Shareholder may, within 30 days after receipt of such notice, withdraw the Notice of Dissent, in which case the Amalgamating Company is deemed to consent to the withdrawal and the Dissent Division of the BCBCA (other than certain provisions relating to the return of the Notice Shares to the Dissenting Shareholder) ceases to apply to the Dissenting Shareholder with respect to the Notice Shares, or

(b)

if the Dissenting Shareholder does not withdraw the Notice of Dissent within such 30 day period, the Dissenting Shareholder retains a status as a claimant against the Amalgamating Company, to be paid as soon as the Amalgamating Company is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the Amalgamating Company but in priority to its shareholders.

Loss of right to dissent

The right of a Dissenting Shareholder to dissent with respect to Notice Shares terminates and the Dissent Division of the BCBCA (other than certain provisions relating to the return of the Notice Shares to the Dissenting Shareholder) ceases to apply to the Dissenting Shareholder with respect to those Notice Shares, if, before payment is made to the Dissenting Shareholder of the full amount of the payout value to which the Dissenting Shareholder is entitled under the heading Payment for Notice Shares, above, in relation to those Notice Shares, any of the following events occur:

(a)

the Amalgamation approved or authorized, or to be approved or authorized, by  the resolution or court order in respect of which the Notice of Dissent was sent is abandoned or, by the terms of the Amalgamation Agreement, will not proceed;

(b)

the resolution in respect of which the Notice of Dissent was sent does not pass;

(c)

the resolution in respect of which the Notice of Dissent was sent is revoked before the Amalgamation approved or authorized by that resolution is consummated;

(d)

a court permanently enjoins or sets aside the Amalgamation approved or authorized by the resolution or court order in respect of which the Notice of Dissent was sent;

(e)

with respect to the Notice Shares, the Dissenting Shareholder consents to, or votes in favour of, the resolution in respect of which the Notice of Dissent was sent;

(f)

the Notice of Dissent is withdrawn with the written consent of the Amalgamating Company;

(g)

the Court determines that the Dissenting Shareholder is not entitled to dissent under the Dissent Division of the BCBCA or that the Dissenting Shareholder is not entitled to dissent with respect to the Notice Shares under the Dissent Division of the BCBCA.

Shareholders entitled to return of shares and rights

If under any of the circumstances discussed above, the Dissent Division of the BCBCA (other than the provisions outlined below relating to the return of the Notice Shares to the Dissenting Shareholder) ceases to apply to a Dissenting Shareholder with respect to the Notice Shares, in accordance with section 247 of the BCBCA,

(a)

the Amalgamating Company must return to the Dissenting Shareholder each of the applicable share certificates, if any, sent under section 244 (1) (b) or, if those share certificates are unavailable, replacements for those share certificates,

(b)

the Dissenting Shareholder regains any ability lost under section 244 (6) to vote, or exercise or assert any rights of a shareholder, in respect of the Notice Shares, and

(c)

the Dissenting Shareholder must return any money that the Amalgamating Company paid to the Dissenting Shareholder in respect of the Notice Shares under, or in purported compliance with, the Dissent Division of the BCBCA.

RIGHT TO BE HEARD

On an application to the Court for an order to approve the Amalgamation, a shareholder or creditor of the Amalgamating Companies is entitled to be heard.  In making a decision with respect to such application, the Court must have regard to the rights and interests of each person affected by the Amalgamation.

ADDRESS OF THE REGISTERED OFFICES OF THE AMALGMATING COMPANIES

For the purposes of any notice to be given by an opposing or Dissenting Shareholder as set out above, the address of the registered office for each of the Amalgamating Companies, although elsewhere set out herein, is stated below for ease of reference:

Radius Explorations Ltd.

830-355 Burrard Street

Vancouver, BC

V6C 2G8

Attn: Mr. Simon Ridgway

PilaGold Inc.

830-355 Burrard Street

Vancouver, BC

V6C 2G8

Attn: Mr. Simon Ridgway

The foregoing description of the rights of Dissenting Shareholders is not a comprehensive statement of the procedures to be followed by a Dissenting Shareholder who seeks payment of fair value of his/her Radius Shares or PilaGold Shares and is qualified in its entirety by reference to the complete text of Division 2 of Part 8 of the BCBCA.  A Radius Shareholder or PilaGold Shareholder who intends to exercise the right of dissent should seek legal advice and carefully consider and strictly comply with the dissent procedures provided for in Division 2 of Part 8 of the BCBCA. Failure to comply with the requirements of Division 2 of Part 8 of the BCBCA may result in a loss of all rights thereunder.